Exhibit 3.1

FORTRESS NET LEASE REIT

AMENDMENT NO. 1
TO THE SECOND AMENDED AND RESTATED
DECLARATION OF TRUST

This Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Declaration of Trust of Fortress Net Lease REIT, a Maryland statutory trust (the “Trust”), amends, effective May 15, 2024, the Second Amended and Restated Declaration of Trust of the Trust, dated as of September 27, 2023 (the “Declaration of Trust”).

WHEREAS, under Article XII of the Declaration of Trust, the Trustees have full power and authority, without obtaining shareholder approval, to amend the Declaration of Trust to convert issued and outstanding Class B Common Shares into Class F-I Common Shares; and

WHEREAS, the Trustees now desire to amend the Declaration of Trust to convert the Class B Common Shares into Class F-I Common Shares;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1.	Section 5.2.3 of the Declaration of Trust is hereby amended by adding the following new subclause (i):

“(i) Effective as of 11:59 p.m., ET, on May 15, 2024, each Class B Common Share held in a Shareholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class F-I Common Shares at the Class B Conversion Rate.”

2.	All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3.	Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

Fortress Net Lease REIT

By:/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to the Second Amended and Restated Declaration of Trust of Fortress Net Lease REIT]